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                                                               EXHIBIT 5.1


                              Quarles & Brady LLP
                           411 East Wisconsin Avenue
                       Milwaukee, Wisconsin  53202-4497


                                                         September 9, 1999



Wisconsin Energy Corporation
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI  53201

Ladies and Gentlemen:

          We are providing this opinion in connection with the Registration Statement of Wisconsin Energy Corporation ("Wisconsin Energy") on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 35,096,600 shares of Wisconsin Energy common stock, $.01 par value (the "Shares"), pursuant to the Agreement and Plan of Merger, dated as of June 27, 1999, as amended as of September 9, 1999 (the "Merger Agreement"), by and among Wisconsin Energy, WICOR, Inc. ("WICOR") and CEW Acquisition, Inc. ("Acquisition"), a wholly owned subsidiary of Wisconsin Energy, providing for the statutory merger of Acquisition and WICOR (the "Merger").

          We have examined: (i) Wisconsin Energy's Restated Articles of Incorporation and Bylaws, as amended to date; (ii) the Merger Agreement, which is attached as an appendix to the Joint Proxy Statement/Prospectus contained in the Registration Statement; (iii) the Registration Statement; (iv) corporate proceedings of Wisconsin Energy and Acquisition relating to the Merger Agreement and the transactions contemplated thereby; and (v) such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, it is our opinion that:

          1. Wisconsin Energy is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

          2. When up to 35,096,600 Shares have been issued in accordance with the provisions of the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable, subject to the personal liability imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

          We have not passed upon the actions of the Board of Directors of WICOR to authorize the consummation of the Merger, and have assumed that all necessary action has been taken.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Joint Proxy Statement/Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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Wisconsin Energy Corporation
September 9,1999
Page 2


     Larry J. Martin, a partner in our firm, serves as General Counsel of Wisconsin Energy.


                                       Very truly yours,

                                       /s/ Quarles & Brady LLP

                                       QUARLES & BRADY LLP